Exhibit 99.1

RenaissanceRe to acquire minority shareholding in Catalina

PEMBROKE, Bermuda – January 18, 2018 — Catalina Holdings (Bermuda) Ltd (“Catalina”) and RenaissanceRe Holdings Ltd. (“RenaissanceRe”) (NYSE:RNR) are pleased to announce that RenaissanceRe Ventures Ltd., a subsidiary of RenaissanceRe, has signed a definitive agreement to acquire a minority shareholding in Catalina. The agreement is subject to regulatory approval and is expected to close concurrently with the majority acquisition of Catalina by affiliates of Apollo Global Management (“Apollo”).

The transaction will see RenaissanceRe become a minority shareholder in Catalina, joining Apollo and its affiliates who signed a definitive agreement to acquire a majority shareholding in October 2017. Aditya Dutt, President of Renaissance Underwriting Managers, Ltd., will join the Catalina board of directors.

RenaissanceRe’s investment will provide strategic benefits to Catalina and help the business to explore a wider range of transaction structures as it continues to execute its growth strategy that has seen the business grow steadily and consistently over many years.

Chris Fagan, Chairman and Chief Executive of Catalina, said: “We’re delighted to welcome RenaissanceRe as shareholders in Catalina. They join us at time of significant opportunity to help us capitalize on the continued growth of the non-life legacy sector.

“Together with Apollo, our new shareholders provide us with access to additional expertise and substantial financial resources that will help us to take advantage of the vast array of legacy market opportunities we continue to see, driving our business through the next phase of its growth, and strengthening our position as one of the legacy market’s leading consolidators.”

Kevin O’Donnell, President and Chief Executive Officer of RenaissanceRe, commented: “We are pleased to partner with Catalina as they have demonstrated a strong, consistent track record in managing legacy businesses. This transaction is consistent with our strategy to expand the suite of capabilities at our disposal to bring to our clients, through partnership with a proven industry leader. We look forward to working with the Catalina team on new opportunities.”

Since being founded in 2005, Catalina has completed 24 transactions acquiring $5.6 billion of non-life insurance and reinsurance liabilities, and as at 30 September 2017 had total assets of $3.6 billion and shareholders’ equity of $719 million.

About Catalina Holdings (Bermuda) Ltd

Catalina is a long-term consolidator in the non-life insurance/reinsurance run-off sector. Catalina was established in 2005 to focus solely on the acquisition and management of non-life insurance/reinsurance liabilities in run-off. Since its foundation, Catalina has acquired or reinsured $5.6bn of non-life insurance and reinsurance liabilities. Catalina has received approvals from Bermudian, Irish, Swiss, UK (FSA/PRA and Lloyd’s) and various US state insurance regulators for prior acquisitions and reinsurance transactions. Catalina maintains offices in Bermuda, Denver, Dublin, Hartford, London, New York and Pfaffikon, Switzerland, with approximately 180 employees. For further details about Catalina’s acquisitions or its management team please refer to www.catalinare.com.

About RenaissanceRe

RenaissanceRe is a global provider of reinsurance and insurance that specializes in matching well-structured risks with efficient sources of capital. The company provides property, casualty and specialty reinsurance and certain insurance solutions to customers, principally through intermediaries. Established in 1993, RenaissanceRe has offices in Bermuda, Ireland, Singapore, the United Kingdom, and the United States.

All statements other than present and historical facts and conditions contained in this press release, including any statements regarding any future results of operations and financial positions, business strategy, plans and any objectives for future operations, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are only predictions and reflect the applicable party’s current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

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For more information, please contact:
Catalina
Instinctif Partners	+44 (0)20 7457 2020
Nick Woods	nick.woods@instinctif.com

Ross Gillam	ross.gillam@instinctif.com

RenaissanceRe
Investors:
Keith McCue 441-239-4830 Senior Vice President, Finance & Investor Relations or Media:
Elizabeth Tillman Director – Communications 212-238-9224 Kekst and Company Peter Hill or Dawn Dover 212-521-4800